Exhibit 5.1

August 11, 2026

Data I/O Corporation

6464 185th Avenue N.E., Suite 100

Redmond, WA 98052

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Data I/O Corporation, a Washington corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders named in the Registration Statement (“Selling Stockholders”) of up to 4,686,371 shares of our common stock of the Company, no par value per share (“Common Stock”), which consists of 869,840 outstanding shares of Common Stock (the “Outstanding Shares”), 1,080,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”) and 2,736,531 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of Series B Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock was issued upon conversion of convertible debentures dated June 17, 2026 (the “Debentures”) pursuant to Section 3(a)(9). The Outstanding Shares, Warrants and Convertible Debentures were sold to the Selling Stockholders in a private placement pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

1.	The Outstanding Shares are validly issued, fully paid, and non-assessable.

2.

The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company, and, when issued by the Company upon exercise or otherwise pursuant to the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully-paid, and non-assessable.

3.

The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company, and, when issued by the Company upon conversion or otherwise pursuant to the terms and conditions of the Preferred Stock, the Conversion Shares will be validly issued, fully-paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Washington.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dorsey & Whitney LLP

KRA/CLD